FOR IMMEDIATE RELEASE

CalAmp Announces Completion of Acquisition of LoJack;
Provides Business Update

Issues Preliminary FY16 Fourth Quarter and Full Year Results, as well as FY17 First Quarter
Outlook; Comments on Recent Jury Verdict Related to Patent Infringement Lawsuit

OXNARD, CA, March 21, 2016 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced completion of its acquisition of LoJack Corporation and provided a business update on its operations and financial outlook.

Completion of Acquisition of LoJack Corporation

On March 18, 2016, CalAmp completed its previously-announced acquisition of LoJack Corporation (“LoJack”) by effecting a short-form merger between its wholly-owned subsidiary, Lexus Acquisition Sub, Inc., and LoJack, with LoJack surviving the merger. As a result of the merger, LoJack became a direct, wholly-owned subsidiary of CalAmp.

Business Update

Preliminary FY16 Fourth Quarter and Full Year Results
The Company expects to report consolidated revenues in its fiscal fourth quarter ended February 29, 2016 of approximately $71 million, versus its previously announced guidance range of $73 to $78 million for the quarter. The Company also expects to report record Adjusted Basis Net Income of approximately $0.32 per diluted share for the fourth quarter, which despite lower than expected revenues is at the high-end of the previously announced guidance range due to a favorable change in product mix. The Company also expects to report records for consolidated gross profit margin, Adjusted EBITDA and Adjusted EBITDA Margin for the fiscal fourth quarter. For the fiscal 2016 full year, CalAmp expects to report record consolidated revenue of approximately $281 million, up 12% year over year, with Wireless DataCom revenue up just over 13%, and record Adjusted Basis Net Income of $1.15 per diluted share, up 20% year over year.

Michael Burdiek, CalAmp's President and Chief Executive Officer, said, “Fiscal 2016 fourth quarter revenue was lower than expected, primarily due to MRM product supply constraints and the slow responsiveness of a supply chain partner following the Chinese New Year. This situation was exacerbated by irregular order flow for MRM products following the year-end holidays. These factors prevented us from fulfilling approximately $3.5 million in product orders in the quarter. We expect to fulfill the majority of this past due backlog in the first quarter of fiscal 2017.”

CalAmp Provides Business Update
March 21, 2016

Omega Patent Infringement Lawsuit
CalAmp also announced today that it will file post-trial motions seeking to invalidate asserted patents and if necessary pursue an appeal seeking to overturn a jury verdict in a patent infringement lawsuit brought in 2013 by Omega Patents, LLC (Omega), a non-practicing entity, also known as a patent-assertion entity.

On February 24, 2016, a jury in the U.S. District Court for the Middle District of Florida awarded Omega damages of $2.9 million, for which CalAmp recorded a full reserve in the fiscal 2016 fourth quarter. Omega is seeking enhanced damages and has requested the court to exercise its discretion to treble damages and assess attorney’s fees. The Company’s responsive motion is pending, and the judge’s ruling has not yet been rendered. Nonetheless, management believes that the Company did not, and does not, infringe Omega’s patents. In addition to its appeal, CalAmp is seeking to invalidate a number of Omega’s patents in actions filed with the U.S. Patent and Trademark Office (USPTO).

Mr. Burdiek said, “We are disappointed in and respectfully disagree with the jury’s decision, and plan to appeal this verdict to vindicate our position. We continue to believe that our technology does not infringe Omega’s patents, and that those patents will ultimately be invalidated through reexamination at the USPTO.”

Preliminary FY17 First Quarter Outlook
CalAmp is also providing its preliminary outlook for the fiscal 2017 first quarter that includes approximately ten weeks of operations in the quarter of LoJack Corporation, which was acquired by CalAmp effective March 18, 2016. Consolidated revenue for the first quarter of fiscal 2017 is expected to be in the range of between $86 and $94 million, with Satellite segment revenues expected to be down approximately $3 million sequentially. In addition, first quarter revenue from the Company’s key heavy equipment OEM customer is expected to settle into a normalized quarterly run rate in the range of between $7 to $8 million, down somewhat from an exceptionally strong fiscal 2016 fourth quarter.

Mr. Burdiek said, “Looking at our fiscal 2017 first quarter, we are excited to move forward as a larger, more diverse enterprise with significant financial and technological resources. By uniting CalAmp’s leading portfolio of connectivity devices, software and services with LoJack’s world renowned brand, targeted channels and distribution capabilities, we have created an industry pioneer poised for long-term growth. As a combined company, we are well positioned to deliver innovative, next generation connected vehicle telematics technologies and accelerate customer adoption in these large and fast growing markets.”

The preliminary financial information provided in this press release is based on management’s initial review of operations for the fiscal 2016 fourth quarter and is subject to the normal quarter-and year-end accounting review, any additional reserve that may be required for the Omega patent case, and completion of the audit of the fiscal 2016 consolidated financial statements by the Company’s independent public accounting firm. The Company expects to announce final fiscal 2016 fourth quarter and full-year results in its regularly scheduled press release and conference call on April 19, 2016, at which time it will provide further comments on the quarter and outlook. Details for the call will be announced shortly.

CalAmp Provides Business Update
March 21, 2016

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including the preliminary operating results for our fiscal 2016 fourth quarter and our outlook for the fiscal 2017 first quarter. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including post-closing adjustments or other changes to our preliminary results for the fiscal 2016 fourth quarter; the potential benefits of the acquisition of LoJack (including the expected accretive, synergistic, and other financial benefits) not being realized to the extent that management currently anticipates; the integration of LoJack not occurring as anticipated; litigation related to the LoJack acquisition; delays, disruptions or increased costs in the integration of LoJack’s technology in existing or new products arising; attempts to retain key LoJack personnel and customers not succeeding; and other risks or uncertainties that are described in in Part I, Item 1A of the our Annual Report on Form 10-K for fiscal 2015 as filed on April 21, 2015 with the Securities and Exchange Commission (“SEC”) and subsequent documents filed with the SEC. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
To supplement its financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: Adjusted Basis Net Income per diluted share, Adjusted EBITDA and Adjusted EBITDA Margin (collectively, “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

CalAmp Provides Business Update
March 21, 2016

Adjusted Basis Net Income excludes the impact of intangibles amortization expense, stock-based compensation, non-cash interest expense in the form of debt discount amortization, acquisition-related expenses, provisions for litigation-related settlements and awards and the non-operational equity in net loss of affiliate, and includes an income tax provision for cash taxes paid or payable for the period. The Company’s Adjusted EBITDA metric represents earnings before investment income, interest expense, income taxes, depreciation, intangibles amortization, stock-based compensation, acquisition-related expenses, provisions for litigation-related settlements and awards, and equity in net loss of affiliate. Adjusted EBITDA Margin is computed by dividing Adjusted EBITDA by consolidated revenues.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com